                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the  incorporation by reference in the Registration  Statements on
Forms  S-8  and  S-8  POS  (Nos.  333-72678,  333-66091,  333-09569,  333-66091,
333-39863,  333-23901 and 333-09569) and Forms S-3 and S-3/A (Nos. 333-50746 and
333-24097)  of our report dated May 1, 2002 (except for Note 14, as to which the date is June  11,  2002  and the  reclassification  of  discontinued  operations discussed  in Note 2, as to which the date is June 23, 2003) with respect to the consolidated  financial  statements of Geoworks  Corporation  for the year ended
March 31,  2002  included  in the Annual  Report on Form 10-K for the year ended
March 31, 2004.

                                              /s/ Ernst & Young LLP

San Francisco, California
August 10, 2004